Exhibit 10.2

                            OREGON STEEL MILLS, INC.
              2005 Executive Officer Annual Incentive Plan ("AIP")

1)  Purpose.

    The purpose of the Oregon Steel Mills, Inc. 2005 Executive Officer Annual Incentive Plan is to enhance the ability of the Company to attract, motivate, reward and retain executive officers. It is also to align their interests with those of the Company's stockholders by providing additional cash compensation to designated executives of the Company based on the achievement of objective performance targets.

2)  Definitions.

    a) "Award" means an annual incentive bonus earned by a Participant under the Plan for a Year. Awards will vary depending on performance: 0% of the Target Award Percentage for performance below Threshold Performance, 50% of the Target Award Percentage for reaching Threshold Performance, 100% of the Target Award Percentage for achieving Target Performance, 150% of the Target Award Percentage for achieving Stretch Performance, and 200% of the Target Award Percentage for achieving Extraordinary Performance. For performance above Threshold and below Extraordinary levels, awards may be calculated by interpolating on a straight line basis between the established goals.

    b) "Average Assets" means the sum of beginning and ending assets for such Year, divided by two.

    c) "Base Salary" for a Year means the Participant's annual base salary actually received as a participant for the year. Base salary does not include Awards under the Plan, long-term incentive awards, imputed income from such programs as executive life insurance, or nonrecurring items such as moving expenses. It is also based on salary before reductions for such items as contributions under Section 401(k) of the Internal Revenue Code of 1986, as amended.

    d)  "Board" means the Board of Directors of the Company.

    e)  "CEO" means the Chief Executive Officer of the Company.

    f)  "Committee" means the Compensation Committee of the Board.

    g) "Company" means Oregon Steel Mills, Inc., a Delaware Corporation, its successors and assigns.

    h) "Division" means Oregon Steel Mills Division or Rocky Mountain Steel Division.

    i) "Disability" means permanent disability, as defined in the Company's long-term disability plan.

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    j)  "Executive Officer" means an officer of the Company or a Division.

    k) "Extraordinary Performance," for any Year, means the level of achievement, as established by the Committee, of Performance Criteria necessary for maximum award under the Plan.

    l) "Net Income" means net income after taxes for the Company as reflected in the Company's audited consolidated financial statements before extraordinary or unusual items (e.g. charges for divestiture and restructuring activities) and the cumulative effect of any change in accounting principles.

    m) "Participant," for any Year, means an executive officer recommended by the CEO and approved by the Committee for participation in the Plan for such Year. Exhibit 1 provides a list of eligible executive officers selected to participate in 2004.

    n)  "Performance Criteria" means:

        i)      Net Income

        ii)     Return on Assets,

        iii)    Plant Contribution, Operating Income, or

        iv) a combination of the foregoing or such other performance measures as the Committee may approve from time to time.

        v) Performance Criteria may be in respect to the performance of the Company and its Subsidiaries (which may be on a consolidated basis), a division, a Plant, or any combination of the foregoing. It may be absolute or relative and may be expressed in terms of a progression within a specified range.

    o) "Year" means the fiscal year of the Company or any other period designated by the Committee with respect to which an Award is earned. Upon meeting the Performance Criteria, a Participant earns an Award.

    p) "Performance Goals" means the Target, Threshold, Stretch and Extraordinary Performance levels specifically.

    q)  "Plan" means this Annual Incentive Plan.

    r) "Plant" means a plant of the Company as may be designated by the Committee.

    s) "Plant Contribution," for any Year, means Return on Assets of that plant for such period, as reflected in the Company's internal financial statements for such Year.

    t)  "Return on Assets" or "ROA" for any Year means:

        i) in respect to the Company, consolidated operating income of the Company for such period, as reflected in the Company's internal financial statements for such Year, before extraordinary or unusual items (e.g. charges for divestiture and restructuring activities) and the cumulative effect of any change in accounting principles, divided by Average Assets, and

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        ii)     In respect to a Plant, operating income of said Plant as
                reflected in the Company's internal financial statements for such Year divided by Average Assets of that Plant.

        iii) In respect to a Division, operating income of said Division as reflected in the Company's internal financial statements for such Year divided by Average Assets of that Division.

    r) "Stretch Performance," for any Year, means the level of achievement, as established by the Committee, of the Performance Criteria level necessary to earn 1.5 times the target pay out for the Plan.

    s) "Target Award Percentage" for a Participant with respect to any Year means the percentage of the Participant's Base Salary as established by the Committee the Participant would earn as an Award for that Year upon attainment of the Performance Targets applicable to such Participant.

    t) "Target Performance," for any Year, means the level of achievement, as established by the Committee, of the Performance Criteria level necessary to earn the target pay out for the Plan.

    u) "Threshold Performance," for any Year, means the minimally acceptable level of achievement, as established by the Committee of the Performance Criteria necessary to earn any award under the measure.

3)  Eligibility.

    a) Participation in the Plan for a Year is limited to the CEO and those other executive officers who, because of their significant impact on the current and future success of the Company, the CEO recommends and the Committee approves for participation in the Plan for that Year.

    b) To be eligible to receive an Award for any Year a Participant must be actively employed by the Company on the last day of the Year. Subject to the recommendation of the CEO and Committee approval, newly hired executive officers will be eligible to participate on their date of hire.

4)  Administration.

    a) The Committee administers the Plan. Each member of the Committee must be an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code and the regulations promulgated thereunder. The Committee has full authority to establish the rules and regulations relating to the Plan and to interpret the Plan and those rules and regulations. The Board has the authority to approve Participants in the Plan, to approve the Performance Goals and Target Award Percentages applicable to each Participant. The Committee has the authority to decide and interpret the facts in any case arising under the Plan and to make all other determinations and to take all other actions

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        necessary or appropriate for the proper administration of the Plan, including the delegation of such authority or power, where appropriate. However, the Committee is not authorized to increase the amount of the Award that would otherwise be payable pursuant to the terms of the Plan, without Board approval. The Committee's administration of the Plan, including all such rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations and other actions, are in the sole and exclusive discretion of the Committee. Its decisions, when made, are final and binding on the Company and the Participants and their respective beneficiaries.

5)  Determination of Awards.

    a) The CEO prepares, for Committee review and approval, schedules with respect to each Year, which after approval will be treated as part of the Plan for that Year, setting forth:

        i) The executive officers, if any, who are Participants during that Year,

        ii) The Company and Plant Performance Goals at the Threshold, Target and Stretch and Extraordinary Performance levels, and

        iii) The Target Award Percentages for each Participant in each case, before the expiration of 50% of the relevant Year, but no later than 90 days after the commencement of such Year (Performance Criteria must be substantially uncertain when Performance Goals are set) and

        i) The Performance Targets are based on one or more Performance Criteria. The CEO notifies each Participant of his or her Target Award Percentage and Performance Goals for the Year.

    b) The amount of a Participant Award is equal to the product of his or her Target Award Percentage (adjusted for performance in accordance with 2a) multiplied by his or her Base Salary received as a participant of the Plan during the Year.

    c) Notwithstanding anything contained in this Plan to the contrary, the Committee in its sole discretion may reduce any Award to any Participant to any amount, including zero, of the amount of such Award.

6)  Changes to the Performance Goals.

    The Committee may change the Performance Goal(s) to reflect a change in corporate capitalization or a corporate transaction, such as a merger, consolidation, separation, reorganization or partial or complete liquidation. It may also change the Performance Goal(s) to reflect the occurrence of unexpected events, such as an acquisition or disposition, product liability judgment or such others as the Committee may determine. The change of the Performance Target(s) must be made prior to the expiration of 25% of the relevant Year, but no later than 90 days after the commencement of such Year.

7)  Payment of Awards.

    As soon as practicable after the close of a Year, the CEO reviews and approves each Participant Award and the Committee reviews and approves any award earned by the CEO. Each Award is paid in a single lump sum cash payment as soon as practicable after the close of the Year, but no later than 2-1/2 months after the close of the Year in which the Award was earned.

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8)  Designation of Beneficiary.

    A Participant may designate a beneficiary or beneficiaries who, in the event of the Participant's death prior to full payment of any Award hereunder, receives payment of any Award due under the Plan. The Participant will designate the beneficiary on a form prescribed by the Committee. The Participant may, at any time, change or revoke such designation. A beneficiary designation, or revocation of a prior beneficiary, will be effective only if it is made in writing on a form provided by the Company, signed by the Participant and received by the Secretary of the Company. If the Participant does not designate a beneficiary or the beneficiary dies prior to receiving any payment of an Award, Awards payable under the Plan are paid to the Participant's estate.

9)  Amendments.

    The Committee may at any time amend (in whole or in part) this Plan. An amendment, which adversely affects any Participant's rights to or interest in an Award earned prior to the date of the amendment, are not effective unless the Participant has agreed thereto. Awards are not intended to be subject to the deduction limitation of Section 162(m) of the Internal Revenue Code of 1986 and the regulations publicize thereunder. The Committee is not entitled to exercise any discretion otherwise authorized hereunder with respect to Awards if the ability to exercise such discretion or the exercise of such discretion itself would cause the compensation attributable to such Awards to be subject to such deduction limitation.

10) Termination.

    The Committee may terminate this Plan (in whole or in part) at any time. In the case of such termination, the following provisions apply notwithstanding any other provisions of the Plan to the contrary:

    a) The Committee must publicize administrative rules applicable to Plan termination. Each affected Participant shall receive a copy of the administrative rules prior to the termination, with respect to each Year which has commenced on or prior to the effective date of the Plan termination (the "Termination Date") and for which the Award has not yet been paid. The Award would consist of an amount equal to the amount his or her Award would have been had the Plan not been terminated (prorated for the Year in which the Termination Date occurred), subject to reduction in the discretion of the Committee.

11) Miscellaneous Provisions.

    a) This Plan is not a contract between the Company and the executive officers or the Participants. Neither the establishment of this Plan, nor any action taken hereunder, is construed as giving any individual any right to be a Participant, receive an Award or be retained in the employ of the Company. The Company is under no obligation to continue the Plan.

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    b)  A Participant's right and interest under the Plan may not be assigned or transferred, except as provided in Section 9 of the Plan. Any attempted assignment or transfer is null and void and extinguishes, in the Company's sole discretion, the Company's obligation under the Plan to pay Awards with respect to the Participant.

    c) The Plan is not funded. The Plan is not required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of Awards.

    d) The Company has the right to deduct from Awards paid any taxes or other amounts required by law to be withheld.

    e) Nothing contained in the Plan limits or affects in any manner or degree the normal and usual powers of management exercised by the executives, officers, the Board or committees thereof. Management will continue to have the power to change the duties or the character of employment of any employee (including any executive) of the Company or to remove the individual from the employment of the Company at any time, all of which rights and powers are expressly reserved.

    f) The Plan and all rights hereunder are construed in accordance with and governed by the laws of the State of Oregon.

    g) Severability. If all or any part of this Plan is declared, by any court, governmental authority or arbitrator, to be unlawful or invalid, such unlawfulness or invalidity will not serve to invalidate any portion of this Plan not declared to be unlawful or invalid. Any section or part of a section so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such section or part of a section to the fullest extent possible while remaining lawful and valid.

    h) Accounting. All accounting issues arising due to the existence of this Plan will be determined in accordance with generally accepted accounting principles.

    i) Non-uniform Determinations. Neither the Committee's nor the Board's determinations under this Plan need to be uniform and may be made by the Committee or the Board selectively among persons who receive, or are eligible to receive, Awards (whether or not such persons are similarly situated).

12) Effective Date.

    This Plan was approved by the Board of Directors February 3, 2005 and is effective as of January 1, 2005.